Exhibit 10.12

DICE HOLDINGS, INC.

EXECUTIVE CASH INCENTIVE PLAN

I.	Purpose

The purpose of the Dice Holdings, Inc. Executive Cash Incentive Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries that is directly related to the performance results of such individuals. The Plan provides annual incentives, contingent upon continued employment and meeting specified performance goals, to certain key executives who make substantial contributions to the Company and its subsidiaries.

II.	Definitions

The following definitions shall be applicable throughout the Plan.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Bonus Award” means the award or awards, as determined by the Committee, granted to a Participant based on that Participant’s level of attainment of his or her performance goals established in accordance with Articles IV and V of the Plan.

“Change in Control” has the meaning given such term in the Dice Holdings, Inc. 2007 Equity Award Plan

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code); provided that such “outside director” requirement shall apply only following the expiration of the reliance period applicable to the Company under Treasury Regulations 1.162-27(f)(2). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee. The fact that a Committee member shall fail to qualify as an “outside director” when administering the Plan with respect to 162(m) Bonus Awards shall not invalidate any 162(m) Bonus Award granted by the Committee if such 162(m) Bonus Award is otherwise validly granted under the Plan.

“Company” means Dice Holdings, Inc., a Delaware corporation, and any successor thereto.

“Designated Beneficiary” means the beneficiary or beneficiaries designated by a Participant in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon such Participant’s death.

“162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.

“Participant” means any officer or key executive of the Company and its subsidiaries designated by the Committee to participate in the Plan.

“Performance Goals” means the performance objectives of the Company or an Affiliate during a Performance Period established for the purpose of determining whether, and to what extent, Bonus Awards will be earned for the Performance Period. To the extent a Bonus Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Performance Goals shall be established with reference to one or more of the following, either on a Company-wide basis or Affiliate-wide basis, or, as relevant, in respect of one or more Affiliates, divisions, departments, functions or operations of the Company and/or its Affiliates:

(a)	net earnings or net income (before or after taxes);

(b)	basic or diluted earnings per share (before or after taxes);

(c)	net revenue or net revenue growth;

(d)	gross profit or gross profit growth;

(e)	net operating profit (before or after taxes);

(f)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

(g)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(h)	earnings before or after taxes, interest, depreciation and/or amortization;

(i)	gross or operating margins;

(j)	productivity ratios;

(k)	share price (including, but not limited to, growth measures and total stockholder return);

(l)	expense targets;

(m)	margins;

(n)	operating efficiency;

(o)	objective measures of customer satisfaction;

(p)	working capital targets;

(q)	measures of economic value added;

(r)	inventory control; and

(s)	enterprise value.

Each grant of a 162(m) Bonus Award shall specify the Performance Goal(s) to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Goals.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals to be unsuitable for their intended purpose, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time Performance Goals are established in respect of a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Goals related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Plan” means this Dice Holdings, Inc. Executive Cash Incentive Plan.

III.	Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum aggregate award which may be earned by each Participant (which may be expressed in terms of a dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, Affiliate, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Bonus Award; (iii) determine whether, to what extent, and under what circumstances Bonus Awards may be canceled, forfeited, or suspended and the method or methods by which Bonus Awards may be settled, canceled, forfeited, or suspended; (iv) determine whether, to what extent, and under what circumstances the delivery of cash with respect to a Bonus Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (v) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Bonus Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations; (vii) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Bonus Award or any documents evidencing Bonus Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Bonus Award, and any shareholder of the Company.

V.	Bonus Awards

The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum aggregate award (and, if the Committee deems appropriate, threshold and target awards) and Performance Goals relating to Company,

Affiliate, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and Performance Goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her Performance Goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the Performance Goals for each Participant and the Bonus Award to be made to each Participant.

VI.	Payment of Bonus Awards

Except as provided in Article VIII below, Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest.

VII.	162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1.	No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

2.	A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not fewer than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

3.	The Performance Goals, and the maximum, target and/or threshold (as applicable) amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception under Section 162(m) of the Code.

4.	No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Goals; provided, however, that the Committee, in its sole discretion, may permit the payment of a 162(m) Bonus Award to a Participant (or such Participant’s Designated Beneficiary or estate, as applicable) without first certifying the level of attainment of the applicable Performance Goals following (i) a termination of the Participant’s employment with the Company and its Affiliates or (ii) a Change in Control.

5.	With respect to any single Participant, the maximum amount of any 162(m) Bonus Award for any fiscal year of the Company shall be $3,000,000.

VIII.	Termination of Employment

A Participant shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Participant is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award. In the event of a Participant’s death prior to the payment of a Bonus Award which in the sole discretion of the Committee has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to receive payment of all or a pro rata portion of his or her Bonus Award following a termination of such Participant’s employment prior to the last day of a Performance Period.

IX.	Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from a merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

In the event of a Change in Control, all incomplete Performance Periods in effect on the date the Change in Control occurs shall end on such date, and the Committee may (A) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant, (B) cause to be paid to each Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals, and (C) cause all previously deferred Bonus Awards to be settled in full as soon as possible.

X.	Non-Alienation of Benefits

No Bonus Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

XI.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries.

XII.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes that the Committee, in its sole discretion, determines are required to be withheld with respect to such payments.

XIII.	Designation and Change of Beneficiary

Each Participant may designate one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. In the event that a Participant fails to designate a Designated Beneficiary as provided in this Article XIII, or if the Designated Beneficiary predeceases the Participant, then any Bonus Award payable following the Participant’s death shall be payable to such Participant’s estate.

XIV.	No Liability of Committee Members

No member of the Committee or any employee of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Bonus Award hereunder. Each such person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan or any Bonus Award and against and from any and all amounts paid by such person with the Company approval, in settlement thereof, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided that the Company shall have the right, at its own expense, to assume and defend the same. The foregoing right of indemnification shall not be available to a person to the extent that a final judgment or other final adjudication binding upon such person establishes that the acts or omissions of such person giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

XV.	Termination or Amendment of the Bonus Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause any 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception under Section 162(m) of the Code.

XVI.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVII.	Code Section 409A.

To the extent applicable, notwithstanding anything herein to the contrary, the Plan and Bonus Awards issued hereunder (including 162(m) Bonus Awards) shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Bonus Awards (including 162(m) Bonus Awards) and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Bonus Awards (including 162(m) Bonus Awards) hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

XVIII.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

XIX.	Effective Date

The Board has adopted the Plan to be effective on June 5, 2007.

XX.	Shareholder Approval and Reapproval.

To the extent required to provide that 162(m) Bonus Awards remain eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee may determine in its discretion to submit the Plan for approval and reapproval by the Company’s shareholders in a manner that complies with the requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

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